Exhibit 99.1

FOR IMMEDIATE RELEASE

SALLIE MAE TRANSFERS LISTING TO THE NASDAQ STOCK MARKET

NEWARK, Del., Nov. 21, 2011—Sallie Mae (NYSE: SLM), the nation’s No. 1 financial services company specializing in education, announced today it has chosen to transfer its stock exchange listing from The New York Stock Exchange to the NASDAQ Global Select Market effective Dec. 12, 2011. Sallie Mae, whose formal name is SLM Corporation, will continue to trade under the symbol SLM.

“We are pleased to partner with NASDAQ, a company that shares our passion for innovation and making dreams a reality,” said Albert L. Lord, vice chairman & CEO, Sallie Mae.

“Since its foundation, NASDAQ has celebrated innovation in all forms, and has been home to some of the world’s most influential entrepreneurs and innovators,” said Bob Greifeld, CEO, NASDAQ OMX. “Sallie Mae truly embodies the agile and innovative spirit that is characteristic of NASDAQ-listed companies, as they offer students and their families a breadth of options to save and pay for the investment in college education. We are thrilled to welcome Sallie Mae to our exchange and look forward to a long partnership with them into the future.”

Sallie Mae’s Series A Preferred Stock will now trade under the ticker SLMAP, and Series B Preferred Stock will trade under the ticker SLMBP. The company’s three listed debt securities will continue to trade under the symbols JSM, OSM and ISM.

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Sallie Mae (NYSE: SLM) is the nation’s No. 1 financial services company specializing in education. Serving 25 million customers, Sallie Mae offers innovative savings tools, tuition payment plans and education loans that promote responsible financial habits and reward success. Through its subsidiaries, the company manages or services $238 billion in education loans and administers $35 billion in 529 college savings plans. Members of its Upromise college savings rewards program have earned $625 million to help pay for college. Sallie Mae is also one of the leading financial service providers for universities and governments at all levels, including supporting $8 billion in ecommerce transactions annually at nearly 1,000 campuses. More information is available at www.SallieMae.com. SLM Corporation and its subsidiaries, commonly known as Sallie Mae, are not sponsored by or agencies of the United States of America.

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The NASDAQ OMX Group, Inc. is the world’s largest exchange company. It delivers trading, exchange technology and public company services across six continents, with more than 3,500 listed companies. NASDAQ OMX offers multiple capital raising solutions to companies around the globe, including its U.S. listings market, NASDAQ OMX Nordic, NASDAQ OMX Baltic, NASDAQ OMX First North, and the U.S. 144A sector. The company offers trading across multiple asset classes including equities, derivatives, debt, commodities, structured products and exchange-traded funds. NASDAQ OMX technology supports the operations of over 70 exchanges, clearing organizations and central securities depositories in more than 50 countries. NASDAQ OMX Nordic and NASDAQ OMX Baltic are not legal entities but describe the common offering from NASDAQ OMX exchanges in Helsinki, Copenhagen, Stockholm, Iceland, Tallinn, Riga, and Vilnius. For more information about NASDAQ OMX, visit http://www.nasdaqomx.com.

Sallie Mae    •    300 Continental Drive    •    Newark, Delaware 19713    •    www.SallieMae.com

CONTACTS:
Media	Patricia Nash Christel, (302) 283-4076, patricia.christel@SallieMae.com
Martha Holler, (302) 283-4036, martha.holler@SallieMae.com
Alexandra Honeysett, (646) 441-5211, alexandra.honeysett@nasdaqomx.com

Investors	Steve McGarry, (302) 283-4074, steven.mcgarry@SallieMae.com
Joe Fisher, (302) 283-4075, joe.fisher@SallieMae.com

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Sallie Mae    •    300 Continental Drive    •    Newark, Delaware 19713    •    www.SallieMae.com